Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Directors Deferred Compensation Plan of PPL Corporation of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of PPL Corporation and the effectiveness of internal control over financial reporting of PPL Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
July 20, 2011